Cellectar Biosciences Announces Presentations at 2014 American Society of Clinical Oncology (ASCO) Annual Meeting

MADISON, Wis., May 30, 2014, – Cellectar Biosciences, Inc. (OTCQX: CLRB), announced that presentations highlighting the company’s cancer and cancer stem cell-targeting delivery and retention platform of optimized phospholipid ether analogs (PLEs) and its radiotherapeutic agent, I-131-CLR1404, will be presented at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO), which is being held from May 30 through June 3, 2014 in Chicago.

Key clinical results to be presented during the meeting include updated data from Cellectar’s Phase Ib dose escalation study of I-131-CLR1404 in patients with advanced solid tumors. Additionally, an oral presentation by Dr. Perry Pickhardt will detail the company’s core “diapeutic" platform that may allow for combined oncologic imaging and treatment in humans using 124I-CLR1404 and 131I-CLR1404, respectively, potentially removing the current disconnect between cancer imaging and therapy.

“This year over 5,500 abstracts were submitted and reviewed by ASCO leadership and its Scientific Program Committee and we are honored that data from our programs will be presented at this year’s annual meeting,” commented Dr. Jamey Weichert, Cellectar’s chief scientific officer and technology founder. “We believe our imaging and therapeutic agents have the potential to create truly personalized cancer care by affording clinicians the potential opportunity to selectively identify malignant tumors, demonstrate and quantify tumor specific uptake to guide subsequent therapy, and monitor treatment progress. We look forward to sharing data that support this “diapeutic” premise and demonstrates the potential for Cellectar’s targeted delivery platform to combine diagnosis and treatment using the same core technology.”

Presentations at ASCO 2014 include the following:

Sunday, June 1, 2014, 8:00 am -11:45 am (poster presentation)
Title: A phase 1 study of phospholipid ether [131I]-CLR1404 in patients with advanced solid tumors (Abstract #130053; Poster #20)
Presenter: Sam J. Lubner, M.D., University of Wisconsin School of Medicine and Public Health, Madison, WI
Session: Developmental Therapeutics General Poster Session

Monday, June 2, 2014, 3:00 p.m. – 3:12 p.m. (oral presentation)
Title: A novel "diapeutic" molecular imaging agent for combined oncologic diagnosis and therapy in a broad spectrum of human cancers: Preliminary clinical experience with CLR1404 (Abstract #11000)
Presenter: Perry J. Pickhardt, M.D., University of Wisconsin School of Medicine and Public Health, Madison, WI
Session: Tumor Biology Session

All abstracts can be accessed through the ASCO website, http://abstract.asco.org/.  After the presentations and posters are public, they will be available as PDFs on Cellectar's website at www.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results have been submitted to the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

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